Contacts:
Ron Farnsworth	Brad Howes
EVP/Chief Financial Officer	SVP/Director of Investor Relations
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4226
ronfarnsworth@umpquabank.com	bradhowes@umpquabank.com

Umpqua Holdings Corporation Announces Fourth Quarter 2015 Earnings Conference Call on January 28, 2016

PORTLAND, Ore., December 30, 2015 – Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Umpqua Investments, today announced that it will host its fourth quarter 2015 earnings conference call on Thursday, January 28, 2016, at 10:00 a.m. PT (1:00 p.m. ET). During the call, the Company will provide an update on recent activities and discuss its fourth quarter and full-year 2015 financial results, which are expected to be released after the market closes on January 27, 2016. There will be a live question-and-answer session following the presentation.

To join the call, please dial (877) 718-5095 ten minutes prior to the start time and enter conference ID: 641424. A re-broadcast will be available approximately two hours after the call by dialing (888) 203-1112 and entering conference ID 641424. The earnings conference call will also be available as an audiocast, which can be accessed on the Company’s investor relations page at www.umpquaholdingscorp.com.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

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